Dated October 19, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132201

10NC1 CMS Spread Range Accrual Notes

General

Issuer:
Toyota Motor Credit Corporation
Issuer Rating:
Aaa/AAA
Agent:
Morgan Stanley & Co. Incorporated
CUSIP:
89233PZS8
Principal Amount:
US $10,000,000  (may be increased prior to Original Issue Date)
Trade Date:
October 19, 2006
Original Issue Date:
October 31, 2006
Stated Maturity Date:
October 31, 2016
Issue Price:
100%
Net Proceeds to Issuer:
100%
Agent's Discount or Commission:
..00%
Reoffer Price:
Par
Business Days:
New York
Minimum Denominations:
$50,000 and $1,000 increments thereafter
Settlement:
DTC
Form of Note:
Book-entry only
Calculation Agent:
Deutsche Bank Trust Company Americas
Specified Currency:
U.S. Dollars
Redemption:
The Notes are subject to redemption by the Issuer, in whole, at Par, on October 31, 2007 and on each Interest Payment Date thereafter with 10 calendar days notice

Interest

Reference Index:
30CMS - 2CMS; where
	"2CMS" is the 2-Year Constant Maturity Swap rate, as published by the Federal Reserve Board in the Federal Reserve Statistical
Release H.15 and reported on Reuters ISDAFIX1 or any successor page thereto at 11:00 a.m. New York time.
	"30CMS" is the 30-Year Constant Maturity Swap rate, as published by the Federal Reserve Board in the Federal Reserve
Statistical Release H.15 and reported on Reuters ISDAFIX1 or any successor page thereto at 11:00 a.m. New York time.

Interest Rate:
	Year 1:   7.50%
	Year 2-Maturity:   7.50% * (N/M); where,
	"N" is the total number of calendar days in the applicable Interest Calculation Period that the Reference Index sets greater than or equal to 0.00%; and
	"M" is the total number of calendar days in the applicable Interest Calculation Period.
	For the purpose of calculating the value of "N", for each calendar day in an Interest Calculation Period that is not a U.S. Government Securities Business Day, the Reference Index will revert to the setting on the previous U.S. Government Securities Business Day.

Interest Payment Dates:
Quarterly, on each January 31, April 30, July 31, and October 31, commencing with a first interest payment on January 31, 2007.

Interest Calculation Period:
The quarterly period from and including the Issue Date (in the case of the first Interest Payment Date) or previous Interest Payment Date, as applicable, to but excluding the next Interest Payment Date.
Minimum Interest Rate:
0.00%
U.S. Government Securities Business Day:
Any day except for a Saturday, Sunday or a day on which The Bond Market Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
Day Count Convention:
Actual / Actual
Business Day Convention:
Following
Period End Dates:
Unadjusted
Rate Cut-off:
Years 2-Maturity:   The Reference Index for a particular Interest
Calculation Period will be set five U.S. Government Securities Business Days prior to the related Interest Payment Date using the Reference Index level on such fifth U.S. Government Securities Business Day and will remain in effect until the related Interest Payment Date.


Risk Factors
       Investing in the Notes involves a number of risks, including risks associated with an investment in ordinary fixed rate notes. An investment in CMS Curve Accrual
Notes such as the Notes entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in 2CMS and 30CMS, and other events that are difficult to predict and beyond the Issuer's control. Accordingly, prospective investors should consult their financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.

The Amount Of Interest Payable On The Notes Is Uncertain And
Could Be 0.0%.
       Beginning October 31, 2007, no interest will accrue on the Notes with respect to any calendar day on which 2CMS is greater than 30CMS. For every calendar day on which 2CMS is greater than
 30CMS, the effective interest rate for the applicable Interest Calculation Period will be reduced, and if 2CMS remains greater than 30CMS with respect to an entire Interest Calculation Period, the effective interest rate for that Interest Calculation Period will be 0.0%.

The Yield On The Notes May Be Lower Than The Yield On A Standard Debt Security Of Comparable Maturity.
       Beginning October 31, 2007, the Notes will bear interest at a rate of 0.0% per annum with respect to any calendar day on which 2CMS is greater than 30CMS. As a result, if 2CMS remains greater than 30CMS for a substantial number of calendar days during an Interest Calculation Period, the effective yield on the Notes for such Interest Calculation Period may be less than what would be payable on conventional, fixed-rate redeemable notes of the Issuer of comparable maturity.

Beginning October 31, 2007, the Reference Index For The Fifth U.S. Government Securities Business Day Preceding The End Of An Interest Calculation Period Will Be The Rate For The Remainder Of That Interest Calculation Period.
       Because the Reference Index determined on or otherwise applicable to the fifth U.S. Government Securities Business Day preceding the end of an Interest Calculation Period will be the Reference Index for the remainder of the Interest Calculation Period, if the Reference Index with respect to that U.S. Government Securities Business Day is not greater than or equal to 0.0% (i.e. 30CMS is not greater than or equal to 2CMS), no interest will be paid on the Notes with respect to the remaining calendar days in that Interest Calculation Period, even if the Reference Index on any of the subsequent remaining calendar days were actually greater than or equal to 0.0%.

Secondary Trading May Be Limited.
       The Notes will not be listed on an organized securities exchange. There may be little or no secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow a holder to trade or sell Notes easily.

The Price At Which The Notes May Be Resold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased. Some of these factors include:
          *	Changes in the levels of 2CMS and 30 CMS.
          *	Volatility of 2CMS and 30 CMS.
          *	Changes in U.S. interest and swap rates.

The Historical Performance Of 2CMS and 30CMS Are Not An Indication Of Their Future Performance.
       Historical performance of 2CMS and 30CMS should not be taken as an indication of the future performance during the term of the Notes. Changes in the levels of 2CMS and 30CMS will affect the trading price of the Notes, but it is impossible to predict whether such levels will rise or fall.


The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-584-6387.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was
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